Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

TELEMYND, INC.

(a Delaware corporation)

March 18, 2019

Article I
NAME

The name of the corporation is Telemynd, Inc. (the “Corporation”).

Article II
AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, zip code 19808. The registered agent thereof is Corporation Service Company.

Article III
PURPOSE

The purpose of the Corporation is to engage in, promote, and carry on any lawful acts or activities for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

Article IV
STOCK

Section 4.1           Authorized Stock. The aggregate number of shares which the Corporation shall have authority to issue is 105,000,000, of which 100,000,000 shall be designated as Common Stock, par value $0.001 per share (the “Common Stock”), and 5,000,000 shall be designated as Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

Section 4.2           Common Stock.

(a)         Voting. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the DGCL.

(b)          Dividends. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive dividends out of any funds of the Corporation legally available therefor when, as and if declared by the Board of Directors.

(c)          Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

Section 4.3           Preferred Stock. Subject to limitations prescribed by law and the provisions of this Article IV, the Board of Directors is hereby authorized to provide by resolution for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(i)          the number of shares constituting such series, including any increase or decrease in the number of shares of any such series (but not below the number of shares in any such series then outstanding), and the distinctive designation of such series;

(ii)         the dividend rate on the shares of such series, if any, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of such series;

(iii)        whether the shares of such series shall have voting rights (including multiple or fractional votes per share) in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)        whether the shares of such series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v)         whether or not the shares of such series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

(vi)        whether a sinking fund shall be provided for the redemption or purchase of shares of such series, and, if so, the terms and the amount of such sinking fund;

(vii)       the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series; and

(viii)      any other relative rights, preferences and limitations of such series.

Article V
SOLE INCORPORATOR AND INITIAL OFFICERS

The name and mailing address of the sole incorporator of the Corporation is:

Patrick Herguth	c/o MYnd Analytics, Inc.
26522 La Alameda, Suite 290
Mission Viejo, CA 92691

Article VI
BOARD OF DIRECTORS

Section 6.1           Number. Except as otherwise provided for or fixed pursuant to the provisions of Article IV of this Certificate of Incorporation relating to the rights of holders of any series of Preferred Stock to elect additional directors in certain circumstances, the Board of Directors shall consist of such number of directors as is determined from time to time solely by resolution adopted by affirmative vote of a majority of such directors then in office.

Section 6.2           Powers. Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.

Section 6.3           Election.

(a)          Ballot Not Required. The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation so provide.

(b)          Notice. Advance notice of stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

Article VII
STOCKHOLDER ACTION

Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for the election of directors and of other business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation. Only those matters set forth in the notice of the annual meeting may be considered or acted upon at the annual meeting of stockholders of the Corporation.

Article VIII
SPECIAL MEETINGS OF STOCKHOLDERS

Except as otherwise provided for or fixed pursuant to the provisions of Article IV of this Certificate of Incorporation relating to the rights of holders of any series of Preferred Stock, a special meeting of the stockholders of the Corporation may be called at any time only by the Board of Directors, or by the Chairman of the Board of Directors with the concurrence of a majority of the Board of Directors. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.

Article IX
EXISTENCE

The Corporation shall have perpetual existence.

Article X
AMENDMENT

Section 10.1         Amendment of Certificate of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.

Section 10.2         Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

Article XI
LIABILITY OF DIRECTORS

Section 11.1         No Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Section 11.2         Amendment or Repeal. Any amendment, alteration or repeal of this Article XI that adversely affects any right of a director shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Article XII
INDEMNIFICATION, ADVANCEMENT OF EXPENSES AND INSURANCE

Section 12.1         Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director, officer or employee of the Corporation or, while serving as a director, officer or employee of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, association, trust or other enterprise, including service with respect to an employee benefit plan (hereafter an “indemnitee”), or by reason of anything done or not done by him or her in any such capacity, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer or employee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided that (i) except as otherwise provided by law with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee (including claims and counterclaims, whether such counterclaims are asserted by (A) such indemnitee, or (B) the Corporation in a proceeding initiated by such indemnitee) only if such proceeding (or part thereof) was authorized or ratified by the board of directors and (ii) such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The foregoing right of indemnification shall be in addition to and not exclusive of all other rights to which such director, officer or employee may be entitled.

Section 12.2         Advancement of Expenses. In addition to the right to indemnification conferred in Section 12.1, an indemnitee shall, to the fullest extent not prohibited by law, also have the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending any proceeding with respect to which indemnification is required under Section 12.1 in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that an advancement of expenses shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision of a court of competent jurisdiction from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Section 12.2 or otherwise. Notwithstanding the foregoing, no advance shall be made by the Corporation if a determination is reasonably and promptly made by a majority vote of those directors who are not parties to such action, suit or proceeding, or, if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion, that, based upon the facts known to such directors or counsel at the time such determination is made, such person acted in bad faith and in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal proceeding, that such person had reasonable cause to believe his or her conduct was unlawful.

Section 12.3         Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or of another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 18th day of March, 2019.

By:	/s/ Patrick Herguth
Sole Incorporator